Exhibit 4.4
DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The voting common stock of Midland States Bancorp, Inc. (the “Company,” which is also referred to herein as “we,” “our” or “us”) and the depositary shares, each representing a 1/40th interest in a share of 7.75% fixed rate reset non-cumulative perpetual preferred stock, Series A (the “depositary shares”), are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following description of the material terms of the Company’s voting common stock and depositary shares is only a summary. This summary does not purport to be a complete description of the terms and conditions of the Company’s voting common stock in all respects and is subject to and qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended (“Articles of Incorporation”), the Statement of Resolution Establishing Series of 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Statement of Resolution”), the Deposit Agreement, dated as of August 24, 2022 (the “Deposit Agreement”), by and among Midland States Bancorp, Inc., Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein, and the Company’s Bylaws (“Bylaws”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, as well as the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), and any other documents referenced in the summary and from which the summary is derived.
General
Our Articles of Incorporation authorize the issuance of (i) up to 35,000,000 shares of common stock, par value $0.01 per share, (ii) up to 5,000,000 shares of non-voting common stock, par value $0.01 per share, and (iii) up to 4,000,000 shares of preferred stock, par value $2.00 per share, 115,000 shares of which are designated as Series A Preferred Stock (“Series A Preferred Stock”) and 209 shares of which are designated as Series G preferred stock. Our voting common stock and depositary shares are listed for trading on the Nasdaq Global Select Market under the symbols “MSBI” and “MSBIP,” respectively.
Voting Common Stock
Governing Documents. The holders of shares of our common stock have the rights set forth in our Articles of Incorporation, our Bylaws and the IBCA.
Dividends and Distributions. The holders of our common stock are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under the IBCA and any preferential rights of holders of our then outstanding preferred stock.
Ranking. Our common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company to all of our other securities and indebtedness. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share equally, on a per share basis, in all of our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.
Conversion Rights. Our common stock is not convertible into any other shares of our capital stock.
Preemptive Rights. The holders of our common stock do not have any preemptive rights.
Voting Rights. The holders of our voting common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors. A majority of the shares represented at a meeting of shareholders is required to elect each director then standing for election at a meeting of shareholders at which a quorum is present.
Our board of directors is divided into three classes of directors, each serving a staggered three‑year term. At each annual meeting, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

Redemption. We have no obligation or right to redeem our common stock.
Non-Voting Common Stock
The holders of our non-voting common stock are entitled to all rights and privileges afforded to holders of our common stock as described above under “— Voting Common Stock,” except the holders of our non-voting common stock are not entitled to vote on any matter to be voted on by the shareholders.
Preferred Stock
Series A Preferred Stock
The Series A Statement of Resolution sets forth the terms of the Series A Preferred Stock. The Series A Statement of Resolution initially authorizes 115,000 shares of Series A Preferred Stock. We may, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock from time to time.
Holders of Series A Preferred Stock do not have preemptive or subscription rights to acquire more of our stock. The Series A Preferred Stock is not convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities. The Series A Preferred Stock does not have a stated maturity date, is not subject to any sinking fund or any other obligation of us for its repurchase, redemption, or retirement, and is perpetual unless redeemed at our option.
Ranking. Shares of the Series A Preferred Stock rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up:
•senior to our common stock and to any class or series of our capital stock we may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;
•on parity with, or equally to, any class or series of our capital stock expressly stated to be on parity with the Series A Preferred Stock, including the Series A Preferred Stock; and
•junior to any class or series of our capital stock expressly stated to be senior to the Series A Preferred Stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock).
Dividends. Dividends on shares of the Series A Preferred Stock are discretionary, not mandatory, and will not be cumulative. Holders of the Series A Preferred Stock will be entitled to receive, if, when, and as declared by our board of directors or a duly authorized committee of our board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2022 (each such date being referred to herein as a “dividend payment date”) based on the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) at a rate equal to:
•from the date of original issue to, but excluding, the First Reset Date, a fixed rate per annum of 7.750%; and
•from, and including, the First Reset Date, during each reset period, a rate per annum equal to the five-year treasury rate as of the most recent reset date (as described below), plus 4.713% on the liquidation preference of $1,000 per share.
In the event that we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. References to the “accrual” of dividends in this summary refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A Preferred Stock.
Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date (each such date being referred to herein as a “dividend record date”), which shall be the 15th calendar day before the dividend payment date or such other record date fixed by our board of directors or a duly authorized committee of our board of directors that is not less than 10 calendar days or more than 30 calendar days before the applicable dividend payment date.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period commences on and includes the original issue date of the Series A Preferred Stock and ends on and excludes the first dividend payment date. Any dividend payable on shares of the Series A Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment.
The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the State of Illinois. Dividends on shares of the Series A Preferred Stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of our board of directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.
A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from, and including, the First Reset Date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.
For any reset period commencing on or after the First Reset Date, the five-year treasury rate will be the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the reset dividend determination date for that reset period, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any reset determination date, as determined by the calculation agent in its sole discretion; provided that if no such calculation can be determined as described above, then:
•if the calculation agent determines that the treasury rate has not been discontinued, then the calculation agent will use for such reset period a substitute base rate that it has determined is most comparable to the treasury rate; or
•if the calculation agent determines that the treasury rate has been discontinued, then the calculation agent will use for such reset period and each successive reset period a substitute or successor base rate that it has determined is most comparable to the treasury rate; provided that, if the calculation agent determines there is an industry-accepted successor base rate to the treasury rate, then the calculation agent shall use such successor base rate.
If the calculation agent has determined a substitute or successor base rate in accordance with the second bullet point immediately above but no calculation with respect to such substitute or successor base rate can be determined as of any subsequent reset dividend determination date, then a new substitute or successor base rate shall be determined as set forth in the first or second bullet point immediately above, as applicable, as if the previously-determined substitute or successor base rate was the treasury rate. If the calculation agent has determined a substitute or successor base rate, then the calculation agent will apply any technical, administrative or operational changes that we determine (including changes to the definitions of “dividend period”, “reset period”, “reset date” and “reset dividend determination date”, timing and frequency of determining rates with respect to each reset period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) for calculating such substitute or successor base rate in a manner that is consistent with market practice for such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the treasury rate; provided that, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the substitute or successor base rate exists, the calculation agent will apply any such changes for calculating such substitute or successor base rate in such other manner as we determine is reasonably necessary.
The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date. If the five-year treasury rate for any dividend period cannot be determined pursuant to the methods described in the two bullet points above, the dividend rate for such dividend period will be the same as the dividend rate determined for the immediately preceding dividend period. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.
We are not obligated to and will not pay holders of the Series A Preferred Stock any interest or sum of money in lieu of interest on any divided not paid on a divided payment date. We are also not obligated to and will not pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.
We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Series A Preferred Stock. Dividends on the Series A Preferred Stock will not be declared, paid, or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. In particular, dividends on the Series A Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.
Priority of Dividends. The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, we may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:
•no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options, or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock or is other junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
•no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons, including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and
•no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons, including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.
Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series A Preferred Stock and any shares of parity stock, all dividends declared upon the Series A Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence, our board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series A Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series A Preferred Stock. To the extent a dividend period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series A Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
As used in this summary, “junior stock” means our common stock and any other class or series of our capital stock over which the Series A Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of us. Junior stock includes our common stock.
As used in this summary, “parity stock” means any other class or series of our capital stock that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of us, including the Series A Preferred Stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption. The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except for the redemption upon the occurrence of a “regulatory capital treatment event” as further described below, the shares of Series A Preferred Stock are not redeemable prior to the First Reset Date. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.
We may, at our option, redeem the Series A Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after September 30, 2027, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect us to redeem the Series A Preferred Stock on or after the date it becomes redeemable at our option.
We are a bank holding company regulated by the Federal Reserve. We intend to treat the Series A Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.
A “regulatory capital treatment event” means the good faith determination by us that, as a result of any:
•amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the

United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;
•proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or
•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock;
•there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series A Preferred Stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
Under regulations currently applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series A Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with its risk.
If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of the Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price;
•the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and
•that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, holders of the Series A Preferred Stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series A Preferred Stock, and before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon our liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of our assets.
In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Stock and all holders of any shares of our capital stock ranking as to any such liquidating distribution on parity with the Series A Preferred Stock, including the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Holders of the Series A Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. The Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Voting Rights. Except as provided below and as determined by our board of directors or a duly authorized committee of our board of directors or as otherwise expressly required by law, the holders of the Series A Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock, or any parity stock upon which similar voting rights have been conferred (“voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series A Preferred Stock as contemplated herein for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which we refer to as a “nonpayment”), the holders of the Series A Preferred Stock, voting together as a class with holders of any voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors (which we refer to as the “preferred directors”); provided that our board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause us to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which our securities may be listed). In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and such voting preferred stock, including the Series A Preferred Stock, for which dividends have not been paid shall be called for the election of the two preferred directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by such election at each subsequent annual meeting at which the term of a preferred director would conclude. If, as of the date of election of any preferred director, the Company’s board of directors shall then be divided into two or more classes, then the preferred director shall be elected as a member of such class as may be selected by the Company’s secretary.

These voting rights will continue until the date on which full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock and such voting preferred stock for four consecutive dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four consecutive dividend periods following a nonpayment on the Series A Preferred Stock (which we refer to as a “nonpayment remedy”), the holders of the Series A Preferred Stock and such voting preferred stock shall immediately and, without any further action by the Company, be divested of the foregoing voting rights (subject to the revesting of such voting rights in the event of each subsequent nonpayment). If such voting rights for the holders of Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each designated director so elected will immediately terminate and, the number of directors on our board of directors shall automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series A Preferred Stock and such voting preferred stock, voting together as a class, when they have the voting rights described above. In the event that a nonpayment occurs and there has not been a subsequent nonpayment remedy, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by a qualified nominee with the written consent of the preferred director remaining in office, or if none remains in office, by a qualified nominee or nominees upon the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and such voting preferred stock, voting together as a class, in each case to serve until the next annual meeting of shareholders or, if the Company’s board of directors shall then be divided into two or more classes, for the term of a class of directors selected by the Company’s secretary; provided that the filling of any such vacancy may not cause us to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which our securities may be listed). The preferred directors shall each be entitled to one vote per director on any matter on which our directors are entitled to vote.
Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While we do not believe the shares of Series A Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity.
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or our articles of incorporation, as amended, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
•amend or alter our articles of incorporation, as amended, to authorize or create or increase the authorized amount of any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of our capital stock;
•amend, alter, or repeal the provisions of our articles of incorporation, as amended, including the statement of resolution, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create or issue, or increase the authorized amount of, any junior stock or parity stock, or any securities convertible into junior stock or parity stock will not be deemed to materially and adversely affect the powers, privileges, or rights of the Series A Preferred Stock; or
•consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (i) remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.
When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect such redemption.
Depositary, Transfer Agent, and Registrar. Computershare Inc. and Computershare Trust Company, N.A. will serve jointly as depositary for the depositary shares, and as registrar for the Series A Preferred Stock and the depositary shares. Computershare Trust Company, N.A. will serve as transfer agent for the Series A Preferred Stock and the depositary shares. We may, in our sole discretion, remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.
Calculation Agent. The Company’s affiliate, Midland States Bank, will be the calculation agent for the Series A Preferred Stock.
Series G Preferred Stock
In connection with our acquisition of Centrue Financial Corporation, our board of directors established a series of 209 shares of Series G preferred stock. Dividends are payable on shares of Series G preferred stock at an annual rate of $60.00 per share, payable quarterly and are cumulative. Unless full dividends have been paid on the Series G preferred stock for all past periods and the current dividend period, no dividends may be paid on shares of common stock and no shares of common stock or preferred stock may be purchased, redeemed or acquired by us without the approval of the holders of a majority of the Series G preferred stock.
Holders of Series G preferred stock are not entitled to voting rights, except as required by law and to approve the authorization or issuance of any shares of stock that rank senior to, or on parity with, the Series G preferred stock.
Upon our dissolution, wind up, or liquidation, voluntary or otherwise, holders of Series G preferred stock will be entitled to receive, out of our assets available for distribution to shareholders, the amount of $1,000 per share, plus accrued but unpaid dividends, before any payment or distribution may be made on shares of common stock or any other securities issued by us that rank junior to the Series G preferred stock.
Preferred Stock—Not Classified
Our Articles of Incorporation currently authorize up to 4,000,000 shares of preferred stock, par value $2.00 per share, 209 shares of which are designated as Series G preferred stock. Our board of directors, without further approval of our shareholders, has authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.
Depositary Shares

General. The depositary shares represent proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock and the depositary shares are evidenced by depositary receipts. We have deposited the underlying shares of Series A Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare, Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all of the powers, preferences, and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent.
In this summary, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintains for this purpose. DTC (or its designated nominee) is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.
Dividends and Other Distributions. Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series A Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If we make a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depositary will round that amount up to the next highest whole cent and will request that we pay the resulting additional amount to the depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference. In the event of our liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the depositary shares.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.
Redemption of Depositary Shares. If we redeem the Series A Preferred Stock, in whole or in part, as described above under “Preferred Stock — Series A Preferred Stock  — Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the redemption date.
If we redeem shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.
The depositary will not be required (a) to issue, transfer or exchange any depositary receipts for a period beginning at the opening of business 15 days next preceding any selection of depositary shares and Series A Preferred Stock to be redeemed and ending at the close of business on the day of the sending of notice of redemption, or (b) to transfer or exchange for another depositary receipt any depositary receipt representing depositary shares called or being called for redemption in whole or in part except as for certain limited circumstances described in the deposit agreement.
Voting. Because each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote, as described above in “Preferred Stock — Series A Preferred Stock — Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).
Depositary, Transfer Agent, and Registrar. Computershare Inc. and Computershare Trust Company, N.A. will serve jointly as depositary for the depositary shares, and as registrar for the Series A Preferred Stock and the depositary shares. Computershare Trust Company, N.A. will serve as transfer agent for the Series A Preferred Stock and the depositary shares. We may remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders representing in the aggregate at least a majority of the depositary shares then outstanding.
Form of Series A Preferred Stock and Depositary Shares. The depositary shares will be issued in book-entry form through DTC. The Series A Preferred Stock will be issued in registered form to the depositary.
Anti-Takeover Provisions.
General. The IBCA, banking laws and certain provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.
Classified Board of Directors; Noncumulative Voting for Directors. Our Articles of Incorporation provide that our board of directors is classified into three classes of directors, with the members of one class to be elected each year, which prevents a majority of our directors from being removed at a single annual meeting. In addition, our Articles of Incorporation specify that, as permitted by the IBCA, directors may be removed during their three-year terms only for “cause.” See the discussion below under “—Filling of Board Vacancies; Removals” for the definition of “cause.” Our Articles of Incorporation also provide for noncumulative voting for directors, which may make it more difficult for a non-company nominee to be elected to our board of directors.
Authorized But Unissued Capital Stock. We have authorized but unissued shares of common stock, non-voting common stock, and preferred stock, and our board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.
Limitation on Right to Call a Special Meeting of Shareholders. Our Bylaws provide that special meetings of shareholders may only be called by our board or our president or by the holders of not less than 20% of our outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.
Advance Notice Provisions. Our Bylaws generally require a shareholder desiring to propose new business at a shareholder meeting to provide advance written notice to our corporate secretary, not less than 90 days nor more than 120 days prior to the date of the meeting, containing certain information about the shareholder and the business to be brought. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. This provision could delay shareholder actions that are favored by the holders of a majority of our outstanding stock until the next shareholders’ meeting.
Additionally, our Bylaws provide that nominations for directors must be made in accordance with the provisions of our Bylaws, which generally require, among other things, that such nominations be provided in writing to our corporate secretary, not less than 90 days nor more than 120 days prior to the meeting, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee.
No Action By Written Consent of Shareholders. Our Articles of Incorporation provide that any action required or permitted to be taken by the holders of our capital stock must be effected at a duly called annual or special meeting of the holders of our capital stock and may not be effected by any consent in writing by our shareholders.
Filling of Board Vacancies; Removals. Any vacancies in our board of directors and any directorships resulting from any increase in the number of directors may be filled by the board, acting by not less than two-thirds of the directors then in office, although less than a quorum, and any directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors have been elected and qualified. Furthermore, our Articles of Incorporation specify that directors may only be removed by shareholders for “cause,” and that removal of a director for cause by our shareholders requires the affirmative vote of the holders of not less than 70% of the outstanding shares of capital stock entitled to vote generally in the election of directors. “Cause” will be deemed to exist only if the director whose removal is proposed has been convicted of a felony or has been adjudged by a court to be liable for gross negligence or willful misconduct in the performance of such director’s duty to us and such adjudication is no longer subject to direct appeal.
Amendment of the Bylaws. Our Articles of Incorporation and Bylaws provide that our Bylaws may be altered, amended or repealed by our board without prior notice to or approval by our shareholders. Our Bylaws may also be altered, amended or repealed by the affirmative vote of holders of not less than 70% of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Accordingly, our board could take action to amend our Bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Supermajority Voting Provisions. Our Articles of Incorporation provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction or sell all or substantially all of our assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least 70% of the voting power of all outstanding capital stock entitled to vote thereon. Notwithstanding the foregoing, if at least 66 2/3% of our directors approve any such transaction, then the supermajority voting provisions set forth in our Articles of Incorporation will not apply and only a majority vote of our shareholders will be required to approve such transaction.
Illinois Law. Our Articles of Incorporation expressly provide that Section 7.85 of the IBCA, which applies to interested shareholder transactions, will apply to our company. Section 7.85 requires that, except in limited circumstances, a “business combination” with an “interested shareholder” be approved by (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors; and (ii) the affirmative vote of a majority of the voting shares of stock held by “disinterested shareholders.” A “disinterested shareholder” is a shareholder who is not an “interested shareholder” or an affiliate or an associate of an interested shareholder. An “interested shareholder” means: (i) a person that is the owner of 15% or more of our outstanding voting shares or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting shares at any time within the three year period immediately before the date on which it is sought to be determined whether the person is an interested shareholder; and (ii) the affiliates and associates of that person. This provision may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our shareholders.
Notwithstanding the foregoing, the higher vote requirement set forth in Section 7.85 of the IBCA will not be applicable to any transaction if either: (i) the transaction has been approved by 66 2/3% of the disinterested directors; or (ii) the transaction satisfies certain fair price and procedure requirements.
Consideration of Non-Shareholder Interests. Section 8.85 of the IBCA provides that, in discharging their duties, the board of directors, committees of the board, individual directors and individual officers of an Illinois corporation may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including without limitation, action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors. Our Articles of Incorporation incorporate the concept in Section 8.85 of the IBCA and permit our board to consider, in connection with the exercise of its judgment in determining what is in the best interests of our company and our shareholders when evaluating a potential change in control transaction, a variety of interests beyond the direct financial interests of our shareholders, including the social and economic effects of the transaction on us and the other elements of the communities in which we operate.
Banking Laws. The ability of a third party to acquire us is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1953, as amended (the “BHCA”) and the regulations thereunder require any “bank holding company” (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company but may arise under certain circumstances between 10% and 24.99% ownership. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of our common stock that a holder is entitled to receive pursuant to securities convertible into or settled in our common stock, including pursuant to warrants to purchase our common stock held by such holder, must be taken into account in calculating a shareholder’s aggregate holdings of our common stock.